Exhibit 99.1

Contact:	NEWS RELEASE

Steve Workman
Senior VP Finance, Chief Financial Officer
Finisar Corporation
408-542-4102
steve.workman@finisar.com

Shelby Palmer	Larry Splett
Investor Relations	Director of Marketing Communications
Finisar Corporation	Honeywell Automation & Control Solutions
408-542-5050	952-656-1682
investor.relations@finisar.com	larry.splett@honeywell.com

Finisar to Acquire Honeywell
VCSEL Optical Products Business

Acquisition enhances Finisar’s position as a leading supplier of high-speed fiber optic datacom products

SUNNYVALE, Calif.—(Market Wire) January 26, 2004— Finisar Corporation (NASDAQ: FNSR) and Honeywell International Inc. (NYSE: HON) announced today that they have entered into a definitive agreement in which Finisar has agreed to acquire Honeywell’s VCSEL Optical Products business, based in Richardson, Texas, for approximately $75 million in cash. The transaction is subject to applicable regulatory approvals and other customary closing conditions and is expected to close in the first calendar quarter of 2004. Following the completion of the acquisition, Finisar expects to continue to operate the business at the Richardson, Texas facility.

Honeywell’s VCSEL Optical Products business manufactures vertical cavity surface emitting lasers (VCSELs), primarily used in high-speed fiber optic data communications and position sensing applications. VCSELs are cost effective optical components that deliver coherent light with high efficiency and can be modulated at high speeds. Finisar provides fiber optic subsystems and network performance test systems that enable high-speed data communications for networking and storage applications.

“The VCSEL Optical Products business is a proven technology leader with excellent long-term potential and strong product position,” said Roger Fradin, President of the Automation and Control Solutions (ACS) division of Honeywell. “This business has been considered non-core to Honeywell ACS’s strategic focus of developing its sensing and control, fire and security, process solutions and building solutions businesses. Selling the unit represents a strategic win for the VCSEL business, Finisar, Honeywell, our joint customers and employees.”

“We plan to continue the operation of this business as a worldwide supplier of VCSEL’s” said Jerry Rawls, Finisar’s President and CEO. “This group has developed a reputation as an excellent supplier to the industry and we expect to continue that tradition. In addition, VCSELs

Finisar to Acquire Honeywell’s VCSEL Optical Products Business

are probably the single most important component in a short wavelength transceiver in terms of performance, reliability and cost. With short wavelength transceivers comprising a significant portion of our total unit volume, this acquisition will also help us to realize additional cost savings.”

The VCSEL Optical Products business generated approximately $36 million in revenues during 2003, including approximately $9 million from components supplied to Finisar. Finisar expects the business to contribute approximately $25-$30 million in revenues during the first year of operation with a positive impact on gross margins and pretax earnings, excluding the impact of non-cash charges related to the acquisition.

Honeywell VCSEL Optical Products and Finisar have had a long-standing relationship dating back to 1996 when Honeywell introduced the first VCSEL component specifically targeted for fiber optic data communications. Finisar was one of the first customers to adopt this new technology which helped to enable the development of high-speed, highly reliable and cost-effective gigabit fiber optic transceivers for links spanning less than 300 meters. These products are typically used in Local Area Networks (“LAN”) and Storage Area Networks (“SAN”) applications.

ABOUT FINISAR

Finisar Corporation (NASDAQ: FNSR) is a technology leader for fiber optic subsystems and network performance test systems. These products enable high-speed data communications for networking and storage applications over Gigabit Ethernet Local Area Networks (LANs), Fibre Channel Storage Area Networks (SANs), and Metropolitan Area Networks (MANs) using IP and SONET/SDH-based protocols. The Company’s headquarters is in Sunnyvale, California, USA. www.finisar.com

ABOUT HONEYWELL

Honeywell International is a diversified technology and manufacturing leader based in Morris Township, N.J. With 2002 revenues of $23 billion, the company serves customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; specialty chemicals; fibers; and electronic and advanced materials. The company’s shares are traded on the New York, London, Chicago and Pacific Stock Exchanges. Honeywell is one of the 30 stocks that comprise the Dow Jones Industrial Average; it is also a component of the Standard & Poor’s 500 Index. For additional information, please visit www.honeywell.com. Honeywell’s Automation and Control Solutions (ACS) group is a global leader in providing product and service solutions that improve efficiency and profitability, support regulatory compliance, and maintain safe, comfortable environments in homes, buildings and industry. For more information about Honeywell ACS access http://www.acs.honeywell.com/.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for statements of historical fact, the statements contained in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Finisar’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These uncertainties include potential problems related to the assimilation and integration of the operations, technologies and products of the VCSEL Optical Products Business, as well as risks associated with the rapidly evolving markets for Finisar’s products and uncertainty regarding the development of these markets; Finisar’s historical dependence on sales to a

Finisar to Acquire Honeywell’s VCSEL Optical Products Business

limited number of customers and fluctuations in the mix of customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Other risks relating to Finisar’s business are set forth in Finisar’s Annual Report on Form 10-K and other interim reports as filed with the Securities and Exchange Commission.

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